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UNITED STATES
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The following is a transcript of a conference call held on Friday, July 27, 2007 announcing the acquisition of Kyphon Inc. by Medtronic, Inc.
Medtronic, Inc
Conference Call Announcing the Acquisition of Kyphon Inc.
Friday, July 27, 2007
Operator: Welcome to the Medtronic conference call. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. If you should require assistance during the call, please press star then zero and as a reminder, the call is being recorded.
I would now like to turn the conference over to Ms. Martha Aronson. Please go ahead.
Martha Goldberg Aronson, Vice President, Investor Relations, Medtronic, Inc.

Thank you and good morning and welcome to Medtronic’s conference call and webcast to discuss Medtronic’s acquisition of Kyphon. Over the next 30 to 40 minutes we will discuss details of the merger and then wrap up the call with a Q&A period. Participating on today’s call are Art Collins, Medtronic’s Chairman and Chief Executive Officer; Bill Hawkins, Medtronic’s President and Chief Operating Officer; Gary Ellis, Medtronic’s Chief Financial Officer; Richard Mott, President and Chief Executive Officer of Kyphon and Julie Tracy, Vice President, Chief Communications Officer of Kyphon.
Let me outline the agenda for today’s call. First Art Collins will make some opening comments, Bill Hawkins will follow with a discussion of the strategic rational behind today’s announcement, Gary Ellis will then cover the financial aspects of the transaction and Rich Mott will discuss the benefits of the combination offers Kyphon’s patients, customers, employees and shareholders. Following the prepared remarks, we will take your questions.
Before we begin, I have a few logistical comments. This call is being audio simulcast on the Internet via the Medtronic’s homepage, www.medtronic.com, as well as the Kyphon’s homepage at www.kyphon.com. We will post the transcript of the prepared remarks on both websites following the conclusion of this call. Today’s commentary should be considered and evaluated in light on the important disclosures contained within our press release as filed with the Securities and Exchange Commission. Please telephone Investor Relations or Corporate Communications at Medtronic or Kyphon if you were unable to access the press release or the transcript.
This call includes forward-looking statements that involve a number of risks and uncertainties. Medtronic and Kyphon caution readers that any forward-looking statements information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward-looking statements, include, but are not limited to statements about the benefits of the business combination transaction involving Medtronic and Kyphon including the future financial and operating results, post acquisition plans, objectives, expectations and intentions and other statements that are not historical facts. Please see the press release and Medtronic’s and Kyphon’s filings with Securities and Exchange Commission, which are available at SEC’s website at www.sec.gov for additional information concerning factors that could cause actual results to differ from those contained in the forward-looking statements.
Kyphon will file with the SEC and mail to its stockholders a proxy statement that will contain important information about Kyphon, the proposed merger and related matters. Stockholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that stockholders should consider before making a decision about the merger. You can obtain a copy of the proxy statement once it is available and other related documents filed by Medtronic and Kyphon with the SEC at the SEC’s website.

Kyphon, Medtronic and their respective directors, executive officers and certain other members of management and employees maybe soliciting proxies from Kyphon’s stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Kyphon’s stockholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC.
You can find information about Medtronic’s executive officers and directors in its definitive proxy statements filed with the SEC on July 20th, 2007. You can find information about Kyphon’s executive officers and directors in its definitive proxy statements filed with the SEC on April 30th, 2007. You can obtain copies of these documents in the SEC’s website. You can also obtain copies of Medtronic’s and Kyphon’s filings with the SEC at their respective website’s, www.medtronic.com and www.kyphon.com.
As a reminder, Medtronic will be hosting its first quarter earnings call on Tuesday, August 21st, 2007 at 3:30 PM Central Time. For those of you who follow Kyphon as well, please note that the company issues its second quarter earnings results this morning, but will not be holding a separate conference call. Having said that however, we ask that you keep your questions today focused on this particular transaction. With that I will now turn the call over to Medtronic’s Chairman and Chief Executive Officer, Arthur Collins.
Arthur Collins, Chairman and Chief Executive Officer, Medtronic, Inc.

Thank you Martha. And good morning everyone. Needless to say all of us at Medtronic are very excited about the merger agreement with Kyphon that was announced earlier this morning. This announcement was the culmination of a very detailed strategic analysis of potential external growth platforms that we began early in 2006 and it ultimately led to extensive and very productive discussions between the two companies over the past several months.
As many of you will remember, during our New York Investor’s Conference in January, and our most recent investor conference here in Minneapolis in June, I indicated that while Medtronic would continue to roll out principally on organic growth for new products, market developments and gains in market share, we would likely add two to three additional growth platforms over the next three to five years. Assessing external alternatives, we discussed the importance of our ability to add value to and obtain synergy from any acquisition. We also stress the importance of cultural fit and shared values. Finally, we said we would be disciplined in our due diligence, resulting negotiations and ultimate integration. I strongly believe that the merger agreement with Kyphon meets all these requirements. I would also tell you that the due diligence process leading up today’s announcement has been the most complete since I have been with Medtronic.
As you will hear later in the call, this merger will not only enhance Medtronic’s growth prospects, it also will facilitate more rapid development and introduction of new and improved spinal treatment options. During the due diligence process it became increasingly clear to both our organizations that we share a strong commitment to continue this innovation, superior customer service, solid clinical evidence and an unparalleled global sales and distribution network. The transaction also makes very good financial sense for both Medtronic and Kyphon shareholders. In short we all view this as a win-win situation for both companies, our customers and the patients they serve, our employees and our shareholders.
So it is now my pleasure to turn the call over to Bill Hawkins who will provide additional insight into the strategic rationale for the merger. Bill?

William Hawkins, President and Chief Operating Officer, Medtronic, Inc.

Thanks Art. First and foremost, I believe this transaction will go a long way in enabling more patients to receive the benefits of modern minimally invasive spinal treatment. You know that in the last two weeks, we received FDA approval for the PRESTIGE Cervical Disc and also had an FDA panel recommend approval for our Bryan Cervical Disc. With this strong momentum in our spinal business I am very excited about how this merger will further accelerate the growth of our spinal business and allow us to more rapidly enter this new product segment.
The combination of Kyphon and Medtronic’s spinal business will extend our product offering. Once completed, we expect this deal to be neutral to earnings in the first full fiscal year after closing and accretive thereafter, augmenting both our top and bottom line growth. Gary will speak more to this in a few minutes. The opportunity to intervene earlier in the continuum of care with simpler and less invasive surgical procedure creates a new business opportunity for Medtronic, as it allows surgeons to more effectively treat patients who may not be candidates for traditional fusion procedures. As a combined entity, we will be able to more effectively and efficiently treat patients suffering from a number of debilitating spinal conditions including scoliosis, degenerative disc disease, spinal stenosis and vertebral compression fractures. Together we will offer innovative products at all points along this continuum providing patients and customers with a variety of solutions to their complex disease states. Although each company has products that employ minimally invasive techniques, there is little overlap in the conditions treated and the technologies utilized. Specifically Medtronic has had a deep product line for modern spinal fusion and Kyphon is focused on treatments for lumbar spinal stenosis and vertebral compression fractures.
In addition to complementary product lines, the strength of Medtronic’s and Kyphon’s global distribution network provides a great opportunity to get the combined unique technologies to more patients around the world. As I mentioned at our June investor meeting, we continue to look across Medtronic and leverage our combined resources to find opportunities to make the whole greater than the sum of the parts.
For example, our global infrastructure will allow for rapid adoption of kyphoplasty in Japan. Our line of surgical navigation and neuro integrity monitoring products will help drive acceptance of Kyphon minimally invasive therapies for spinal disorders. In addition, our combined R&D capabilities including biologics will enable us to develop new therapies and expand the application of existing technologies. Another area of synergy is the focus that both organizations have on evidence-based medicines through clinical trials that not only prove safety and efficacy, but also demonstrate economic value. This mutual strategic objective is designed to meet the high expectations of surgeons, patients, and payers can count on for high quality therapy solution that are safe, effective, and affordable.
Finally, I want to assure you that Medtronic and Kyphon are already working to develop a rigorous and thoughtful integration plan to ensure a smooth transition. We will be highly focused on ensuring that no business momentum is lost during the regulatory review and the integration period. Upon closing, we will combine Kyphon with our spine business, integrating talent from both organizations. And I have had the chance to get to know Rich Mott in the course of our negotiations and look forward to working with him, Art Taylor, Kyphon’s Chief Operating Officer and the rest of the Kyphon’s team in collectively building an enterprise that will help us fulfill our mission and deliver sustainable value to our shareholders.
Upon closing, Art Taylor will assume responsibility for the Kyphon business reporting to Pete Wehrly, President of our Worldwide Spine business. Rich Mott will take on a new role within Medtronic reporting to Michael DeMane, Medtronic’s incoming Chief Operating Officer helping with the global integration of these two businesses. Beyond that, Rich will help further define our long-term strategic vision for expanding our spinal business. Rich Mott, Art Taylor, Pete Wehrly and Michael DeMane will lead the overall integration team reporting to me.

Let me now turn over the call to Gary who will discuss some of the financial implications of this transaction.
Gary Ellis, Senior Vice President and Chief Financial Officer, Medtronic, Inc.

Thanks Bill. As we evaluated this merger, it was clear to us that in addition to Kyphon being in an excellent strategic fit, the transaction also makes good financial sense. Under the terms of the agreement, Medtronic will acquire all of the outstanding shares of Kyphon common stock for $71 per share in cash. The total value of $3.9 billion consisting of $3.56 billion in equity value and $350 million in net debt. This excludes $320 million in payments associated with the St. Francis Medical and Disc-O-Tech transactions. The purchase price represents a 32% premium over Kyphon’s $53.68 per share value as of July 26th, and a 35% premium over Kyphon’s 30-day average trading price of $52.76 per share.
We expect to close the transaction in the first calendar quarter of 2008. The transition is forecasted to be neutral to our earnings per share in Medtronic fiscal 2009 and accretive thereafter. This is based upon achieving incremental revenue and significant cost synergies. The transaction will be financed through a combination of existing cash and debt. At this point, we’re unable to provide specifics as we are still evaluating several financing options. However, suffice it to say that because of Medtronic’s financial strength and its strong credit rating, we will have a number of very attractive financing options. We will provide additional information on financing at the appropriate time.
For those of you who have been following Kyphon closely, you are aware that they have been growing at a very healthy rate over the last four years. We expect the growth rate to continue in the high-teens going forward. In addition to meeting our growth targets, we expect Kyphon to have a positive impact on Medtronic’s overall growth rate.
Taking into consideration projected revenue synergies, we anticipate upside to the street’s expectation of Kyphon’s calendar year 2008 revenue of 700 to $750 million. At closing, we expect to report a IPRD charge in the range of 5 to 10% of the total purchase price.
The transaction is subject to customary closing conditions, including the approval by Kyphon shareholders and anti-trust regulators. We will be working collaboratively with the anti-trust regulators to attain final approval for the combination.
We believe the transaction is structured to clear regulatory hurdles and to receive Kyphon shareholder approval in a timely fashion. When the merger is completed, we are confident that Kyphon’s business will augment Medtronic’s operational and financial performance, benefiting Medtronic shareholders.
I am now pleased to turn the call over to Rich Mott.
Richard Mott, President and Chief Executive Officer, Kyhon Inc.

Thanks, Gary, and good morning everyone. This is an important day for Kyphon and our shareholders and I’m delighted to be here with Art, Bill and Gary to talk about the compelling combination that we believe the merger of our business with Medtronic’s spinal business represents. When Bill Hawkins and I first met earlier this year, we began to discuss the significant benefit of potentially combining our two businesses. Very shortly, it became clear to me that this was a great opportunity for our shareholders, employees, customers and patients.

Let me start by saying we’re very proud of all we have achieved at Kyphon. One of our top priorities has been to maximize value for our investors through the strong execution of our mission of becoming the recognized global leader in restoring spinal functions through minimally invasive therapies. This focus has enabled us to deliver strong year-over-year growth while building significant competencies in a number of areas including one of the largest and most talented sales organizations in the industry. We are proud of all that has been accomplished by our organization since the commercialization of our products in 2000 and the fact that this acquisition provides our shareholders with an outstanding return on their investment.
There are many similarities between our companies from the commitment we both share in improving the lives of the patients and physicians that rely on our technologies, to the culture of excellence we both promote among our employees and to the values and vision that drive us forward.
We believe the combination of Kyphon and Medtronic will open up more opportunities on a global basis to bring our minimally invasive therapies to even more spine specialists and the patients who can benefit from them. For Kyphon's talented and dedicated employees there will be an expanded opportunity that comes with being part of a larger more diversified organization like Medtronic. With each of our industry recognized reputation for operational excellence and technological innovation, together we will be able to offer a greater product range supported by a broad and deep research and development program coupled with an extensive clinical research trial agenda. Medtronic and Kyphon share a common belief in developing leading edge products underpinned with solid clinical science foundations. Both companies have developed deep and loyal customer relationships through unparalleled level of service and procedural expertise, delivered to World-Class sales and professional education organizations. And our combined distribution network will allow Kyphon products to be accessed in over 120 countries representing an exciting potential for growth of our product line.
I would like to take a moment, and now briefly review Kyphon’s operating and financial results for the second quarter ended June 30. Please note that in light of today’s announcement, Kyphon will not be holding an earnings call next week to discuss these results. But if you have any questions, please feel free to contact Krypton’s Investor Relations team. For additional details, you can also refer to the press release we issued this morning on our second quarter results, which can be found on our website at www.kyphon.com.
I am pleased to report that we had yet another strong quarter in terms of revenue growth, in which our worldwide revenues increased by 43% to $144.3 million compared to the second quarter of 2006. Total revenues in the US for the quarter increased 36% to 110.7 million over the same period in 2006. While total international revenues increased 73% to $33.6 million.
Growth in total revenue includes increases in both our core spinal fracture management and repair business, which grew 19% to $120.3 million over the same quarter of 2006 and in our spinal motion preservation and disc disease diagnosis and therapeutic business where revenues have reached $24 million.
Net income on a GAAP basis was $10.8 million, or $0.23 per diluted share, an increase of $1.3 million over the second quarter of 2006. Excluding the impact from the St. Francis Medical acquisition, non-GAAP diluted earnings per share for the second quarter were $0.25 (sic) [$0.26] compared to diluted earnings per share of $0.21 in the same period a year-ago.
We also reached an important milestones this quarter. For example, the first ever balloon Kyphoplasty procedures in India, Malaysia, and Hong Kong were completed. Medicare physician reimbursement for the X-Stop IPD procedure was confirmed in all 50 states, and we more than doubled the number of fine surgeons trained in performing the X-stop IPD procedure.

We are pleased to see the positive momentum achieved in our balloon Kyphoplasty business while expanding the penetration and reach of the X-stop product line. We were also pleased to see the increased degree of operating leverage from our sales channel this quarter, which was better than expected, as they keep their focus on the core fracture management and repair business while working tirelessly to introduce the X-stop device to newly trained clinicians.
In closing, we are excited about the opportunities to combine our two spinal businesses, and continue to help set the direction and pace for the spine industry. The future holds much promise for those who can deliver world-class products and therapies that restore spinal function through new technologies backed by sound clinical science that validate safety effectiveness and economic value to the healthcare system. I now look forward to working with Bill and his team to combine our two organizations to achieve a seamless integration. There is much work to do but so much opportunity for our combined businesses. And now let me hand this over to Art Collins.
Arthur Collins, Chairman and Chief Executive Officer, Medtronic, Inc.
Thanks Rich. In concluding our prepared remarks I would like to reiterate that this merger will benefit Medtronic and Kyphon employees and shareholders over the near and longer term. Just as importantly we also believe that a greater number of patients will benefit from the combined franchise as we leverage our resources to offer improved products and therapies, as I said before a win-win situation. That is all for our prepared remarks and I will now entertain questions. We would like to call in this call around 8:30 A.M. Central Time.
Please limit your questions to one or two per firm. Operator you can initiate the question-and-answer period now.

— QUESTION AND ANSWER SECTION
Operator: And we have a first question Rick Wise with Bear Stearns. Please go ahead.
<A — Arthur Collins>: Hi, good morning Rick.
<Q — Frederick Wise>: Good morning everybody. And congratulations to Rich, Art and Bill. Let me start off with maybe you could give us a little more granularity on your thoughts about the challenges of integrating the two businesses. Are you going to cross train the two sales forces? Just help us understand what the several key challenges are? Thanks.
<A — William Hawkins>: Rick this is Bill. And yes we are very excited about the transaction here in the merger of the two companies. We are going to be working closely with the integration team. As I mentioned I have Michael and Pete and Art and Rich helping to put the plans together for the two businesses. We will be highly focused on ensuring that again no business momentum is lost in the regulatory review integration period. And up on closing we are going to combine Kyphon in our spine business, you know, talent really from both organizations. Again the Medtronic and Kyphon teams will work collectively to build the enterprise to help us fulfill the mission. As I mentioned upon closing Art Taylor, Kyphon’s Chief Operating Officer will assume responsibility for the Kyphon business and report to Pete Wehrly who heads the Medtronic worldwide spine business. And then Rich is going to take on a new role within Medtronic reporting to Michael DeMane who will become our — who is our incoming Chief Operating Officer and helping with the global integration of these two businesses. In regards to the — we are not going to get into too many specifics but what I will say in regards to the sales organization is that one of the real strengths of putting these two companies together is the complementary sales organization. And as mentioned to some degree their organization really falls on different call points with the interventional radiologists and the interventional neuro radiologists in addition to some of the same customers that we call on. So, we are going to be able to expand the breadth of our customer base — we’ll keep the sales forces distinct, then we will begin the kind of the exchange of appropriate products over time to be able to leverage the breadth and the depth of these two organizations. So, a lot of work to be done but we’re excited about it.
<Q — Frederick Wise>: And just to follow up — two additional thoughts. First maybe you could talk a little about what we should think is happening to the lawsuit, you know, Medtronic competing products. Just what happens to your Arrcuate? And Gary you highlighted the $700-750 million range up 22% and that it could be upside to that. It seems that the upper end of the range is above your high teens calendar. I’m a little confused about that — can help us with that?
<A — Arthur Collins>: Rick, this is Art. Let me take the first question and then Gary will talk about the financial expectations. Both companies have agreed to ask the judge that is presiding over the intellectual properties dispute to stay the proceedings until the transaction closes, and at that time the proceedings would clearly be dropped. And that is an agreement we have reached as a part of the negotiations.
<A — Gary Ellis>: Rick, with respect to the revenue, the high teens that was talking about with respect to growth rate was really looking at more over the next five years. Obviously, with the momentum that Kyphon has had up to this point in time, the acquisitions that they have made with, St. Francis and Disc-O-Tech their revenue growth in the near term is greater than those high teens. And I think that the Wall Street has recognized that and we have as well. So, the comment about the high-teens is over a longer period of time. It is over the next five years versus just in the near term.
<Q — Frederick Wise>: I must speak in one last one, any of the bidders in the process?
<A — Arthur Collins>: What was your question?

<Q — Frederick Wise>: Any other bidders in the process? Thanks.
<A — William Hawkins>: This was a transaction, which negotiated with Kyphon, and Medtronic and we had an exclusive during the period of time that concluded just this last week.
<Q — Frederick Wise>: Thank you very much.
<A — Arthur Collins>: Next question?
Operator: Our next question is from Matthew Dodds with Citigroup. Please go ahead.
<Q — Matthew Dodds>: Good morning. Thank you.
<A — Arthur Collins>: Hi, Matt.
<Q — Matthew Dodds>: Hello. Just a couple of questions. First, is there a breakup fee in the deal and how much? And then second on the anti-trust side, in Europe you do have a pretty high share combined the dynamic stabilization, cause Diam is out over there. I just wanted to sketch your take on, if you think that the total share could cause some issue. And then in the US, I guess the Rich, can you just update us on Disc-O-Tech. I guess, that one hasn’t closed yet. And there are antitrust issues there. Is that part of the reason why this is an early ‘08 closing or is that just a normal course of time?
<A — Gary Ellis>: Matt, this is Gary. Let me refer, first of all, to the break-up fee. Yes, there is a break-up fee. You will see that in the filed merger agreement. The break-up fee is $95 million that has been negotiated between the two companies. With respect to Europe and even in the US as far as antitrust issues that we will have to work through, we are confident that as we work through those issues both on the European side in the US that we can address any matters that might be raised. But that will be obviously part of the ongoing negotiations as we go forward. We don’t see any big problems with that. But it will a part of the negotiation and that’s why there is a little bit longer period of time here before the closing. Rich?
<A — Richard Mott>: Let me comment on the Disc-O-Tech acquisition. First of all, the transaction is not conditioned on what happens to the Disc-O-Tech transaction currently with Kyphon. We also believe, anticipate that within the next couple of months, we will be able to close on the first transaction on the vertebroplasty, excuse me — the non-vertebroplasty assets, including the B-Twin minimally invasive fusion technology. The second transaction, as you know, concerning the Confidence product is presently subject to a second request and the timings resolution is uncertain.
<Q — Matthew Dodds>: All right. Thanks, Gary. Thanks, Rich.
<A — Richard Mott>: Thanks.
<A — Arthur Collins>: Next question.
Operator: Our next question is from Bob Hopkins of Lehman brothers. Please go ahead.
<A — Arthur Collins>: Hi, Bob.
<Q — Bob Hopkins>: Thank you. Can you hear me. Okay.
<A — Arthur Collins>: We can hear you.
<Q — Bob Hopkins>: Great. Congratulations to all involved.
<A — Arthur Collins>: Thank you.

<A — Richard Mott>: Thank you, Bob.
<Q — Bob Hopkins>: Just a couple of the questions and Rich great job over the last couple of years. The first one I want to ask just really quickly Gary was about your high-teens count, is that with or without revenue synergies?
<A — Gary Ellis>: The high-teens comment, is over the next five years as I mentioned is part of the response there. From our perspective there will be revenue synergies involved in this standpoint and while both the organizations as Bill mentioned have a sales force basically selling both types of products. We really will be able to help Kyphon accelerate their growth outside the US because of our global infrastructure there and again with some of the capabilities on the R&D side if we come out with new products, we think that will actually help accelerate the growth. So, there are revenue synergies that we have assumed on this transaction. The high teen comment that I mentioned on the going forward over the next five years is with those synergies included in.
<Q — Bob Hopkins>: Okay, great. And then on the comments about accretive in the second full year, any other qualifying comments you can add to that, is it slightly accretive in year two — significantly accretive, just any other guidance there that you can provide?
<A — Gary Ellis>: I don’t want to give any specific or again after that year one in going forward. We obviously think it will be accretive I am not going to say how much, we think it will also have an impact on accelerating our overall combined entities on earnings per share. We should exceed acceleration in earnings per share itself. So I am not going to give out the exact details of what we would expect in those future years, but no we think it will obviously be a meaningful uptick in accretion going forward.
<Q — Bob Hopkins>: And then last question which is the — what happened to Diam in the US, will those trials be cancelled or you keep going with that program?
<A — William Hawkins>: No, this is Bill. Will continue the clinical trial with Diam.
<Q — Bob Hopkins>: Okay, just thinking that there might be a completely different market to address there or wondering why that it won’t be a synergy?
<A — William Hawkins>: No, I mean, to some degree they are complementary products, so we’re going to continue to pursue the clinical trials for Diam product line.
<Q — Bob Hopkins>: Okay, thank you and congrats.
<A>: Thanks, Bob. Next question.
Operator: Benjamin Andrew from William Blair & Company. Please go ahead.
<Q — Benjamin Andrew>: Hi, congratulations, it looks like a good transaction.
<A>: We think so Ben.
<Q — Benjamin Andrew>: Just a couple of questions on the synergy side and on the facility side, can you speak to specific operating savings from the combination in terms of looking at where they may be a fair bit of overlap on G&A side as well as on the sales and marketing side?
<A — William Hawkins>: Ben, this is Bill. Again, if you look at today, Kyphon operates in a number of different facilities in Sunnyvale and they are building a facility or they have a place in Switzerland and then there is a distribution facility in North Carolina. So, there we will be looking at their infrastructure, but in the short term there won’t be any change, I mean they have got very good operations for manufacturing their specific technology in California and outside the US. So, in the near term we’ll certainly build on the excellence that they have in their operations. There will be as Gary mentioned, there some clear synergies not least of which is the savings from the legal front as we go talked about already in terms of the stay that we have with the judge on the current litigation between the two companies. And there is significant other synergies beyond that? Gary you may want to comment on that.
<A — Gary Ellis>: Yes. Let me just add a little bit to what Bill mentioned, as we had indicated, again on the sale force side we are combining these and so we’re not necessarily going to see a dramatic change, where those were at. But it does help both organizations basically not have to make some investments, but they might have been thinking about it in the future as we were both broadening our capability is that supplied combining, we basically is a benefit of that aspect. As you would indicate obviously in the G&A side, there will be redundancies or some public company cost that obviously Kyphon will not have to incur and are not going forward. So, there will be some redundancies that we will be able to eliminate there that normal things that you would expect. Bill mentioned just a legal cost. We also think there is some synergies as we look at even our key portfolios and were some of the investments we are making going forward we believe be at a leverage investment both organizations we are making. As we talked about there is some synergies, there is a lot of synergies with combing organization. But I want to focus in the fact that really what the benefit of this combination is to growth that it will provide growth opportunity — it previous provides to both organization because we are getting combined we think we can accelerate the growth of both spinal businesses moving ahead and again the one plus one is going to be will be more than two as we move ahead. That’s our expectation.
<Q — Benjamin Andrew>: Okay. Just a quick follow-up for Rich. Why now, within the growth outlook in the next couple of years, the operating margin opportunity, the tax rate, all the things that you talked about why do this transaction now versus 12 or 24 months from now?
<A — Richard Mott>: Ben, first of all we believe that our shareholders should love this. We’ve already seen very positive support this morning. And as I sat down with Bill earlier this year, we really began to look at how combing these companies could have a dramatic impact on our shared vision and give us the ability to reach more customers faster and as Gary just indicated, while minimizing the investments to do that. I think that the companies and the product lines are very complementary and quite frankly I am looking forward to working with Bill and his team to pull the businesses together.
<A — Art Collins>: This is Art, It’s interesting some of these questions are similar to early 1999 when we acquired Sofamor Danek, and if you go back and look at what happened during that acquisition, Sofamor Danek is successful as they were up until the point they were acquired. We’re able to grow more rapidly and expand into our larger geographic footprint and take advantage of some of Medtronic’s core capabilities that I think if you ask that team now. They will say they couldn’t have progressed to where they are at this point without being part of Medtronic and I see a lot of synergies on this transaction compared to what we saw at Sofamor Danek.
<A>: Ben one other comment, I absolutely believe that this is a very significant premium on the price of our stock. As you heard from Gary, the $71 per share represents a 32% premium over our close yesterday and a 35% premium over the 30-day average. Again, I think this is a tremendous premium for our company. And I think it compares very well with other comparable transactions.
<Q — Benjamin Andrew>: Thank you.
<A>: Next question.
Operator: We have Mike Weinstein with JP. Morgan, please go ahead.

<A>: Hi Mike.
<Q — Mike Weinstein>: Good morning. And well, congratulations as well. I was interested in the comment that Rich threw out there when he, the history here where Bill and Rich got together you said January, and obviously that suggests that part of what sparked was the combination transaction that Kyphon announced late last year in particular to St. Francis announcement and while we’ve got both sides — can we get Medtronic’s view on X-Stop and that opportunity, and where Medtronic thinks that opportunity is on the penetration curve? There’s differing views out there in the surgeon community about X-Stop roll, the sustainability of it and how far it is going. We haven’t been in a bullish camp on that device but would love to get your view on where you think that device is going and what that is doing to the spine market in terms of opening it up. Thanks.
<A — Richard Mott>: This is Rich. I just wanted to respond to the first part of that question. I just wanted to emphasize that Bill sat down a couple of months ago and again I want to emphasize that we were not looking to sell the company. Bill called and I was interested in what he had to say and that is essentially how this got started.
<A — William Hawkins>: And let me just comment again Mike in regards to the X-Stop. Clearly it is an important aspect of the total deal, but it was really the broader direction that Kyphon is going in terms of the aging spine. If you look at it today Medtronic’s business for the most part is focused on kind of younger patients whether it is scoliosis or whether it is in the infusion and degenerative disc disease. And if you look at where Kyphon was focused it is more on the elderly population, which we see is really one of the large unmet clinical needs with the large growth potential going forward. So, again they were very complementary and yes the X-Stop was a very important part of this because of the track record of success that we have seen so far was how it has helped patients in the spinal stenosis area.
<A — Arthur Collins>: Mike, during our Board meeting yesterday, we discussed this whole question and I want to just make the point that St. Francis acquisition we think made Kyphon a stronger company, no question. But this merger would make sense for us with or without St Francis Disc-O-Tech. It is a stronger company because of it but we would have gone ahead if they had not acquired St. Francis.
<Q — Mike Weinstein>: Understood, makes sense. Let me just ask Gary a couple of questions. You did not want to comment yet about the potential of year two beyond this transaction. Could you just share with us so we’d make sure we are on the same page in terms of what you think Disc-O does to Medtronic’s growth profile on the top and bottom line, we obviously have your comments on the top line maybe you just want to add to that.
<A — Gary Ellis>: Well, I think from the standpoint of top line obviously the growth rates that Kyphon has had and we expect to continue in the future clearly along with the synergies will accelerate Medtronic’s overall growth expectations that we have out there and that the market thinks about. How much they will obviously depend on where you are at as far as what you thought Medtronic itself was going to be able to accomplish. But we do think of putting a example there — I have a couple of points of growth acceleration even within our spinal business. So, I mean we have made our spinal business overall much larger and we have accelerated that growth by probably two to three percentage points just on the overall growth in that business itself. Bottom line we think we will see — as I mentioned also improvement in what the growth rates that we would expect from the Medtronic earnings per share going forward that might have been out in the market before hand. Again, I don’t want to get into specifics about how much because it will depend on what your models has as far as what you are assuming on the accretions we go forward, but we do believe that area, we believe that it will accelerate — of overall bottom-line growth in Medtronic.

<Q — Mike Weinstein>: Gary, just one last question as part of the challenges you have in putting your cash to use, a lot of cash is overseas. Just comment briefly on how you work around that?
<A — Gary Ellis>: Well. Obviously, as you would mentioned we do have over $6 billion in cash, a good portion of that is OUS. With our cash generation that we have each year, generating in excess of $3 billion and over $3 billion in operating cash flow each year, and again a portion of that is in OUS and some is in the US. As a result of that, we have indicated, we probably won’t some debt that will be need to be issued. Just we go forward we will try to utilize that OUS cash as much as possible, but that there are restrictions on what we can and can’t use that for. So they probably will end up having to be some debt issued in the US and while we maintain some of the OUS cash going forward. So the point is we are looking at all the options to the extent we can use OUS cash we clearly will. We then need to utilize the US cash generation that we do have along with potential some debt.
<Q — Mike Weinstein>: Thank you guys.
<A — Gary Ellis>: Thanks. Next question?
Operator: Next we have Joanne Wuensch with BMO Capital Markets. Please go ahead.
<Q — Joanne Wuensch>: Thank you very much. Could you comment on what this may mean first on the your own spinal products? You did mention Diam that you’re going to continue working on, but I am also curious in regards to Arcuplasty.
<A>: Well. All that has to be reviewed by the appropriate regulators and subsequent to that review we will determine what the outcome for some of those products will be, but again as I mentioned before, I think in many respects we have complementary products, it extends our product offering and enables us to provide our customer to the broader solution to what their clinical needs are. So, but in terms of specifics what we may have to divest and that will be determined through the year. So again we’re excited because of the opportunity to leverage the broader sales distribution that we have. I mean the complementary sales forces expands our global reach and gives us the opportunity to really offer a broad range to our customers.
<Q — Joanne Wuensch>: Okay. And then I’m hesitant to ask this, but other acquisition does this one take you another running for anything else?
<A>: We go back to what I said in my prepared remarks. We believe that over the next 3 to 5 years we will likely add 2 to 3 platforms, additional platforms. They could come from internal development. They could come from external acquisitions or combination of both. We are going to be very disciplined in that, but if you look over the long-term, this is not preclude our ability as we see the right type of transaction to go forward.
<Q — Gary Ellis>: Just to add on our comments, everyone is aware at the June analyst meeting, we did talk about our cash generation again from the standpoint of what we — the cash flow we’d expect to generate over the next five years, which as those of you who are there, recall that was again based on the cash we have and the cash generation. And we basically have the capability, available cash in excess of $20 billion during that over the next five years. So this company continues to generate significant amount of cash, and we’d expect that to continue. And obviously are capability from both liquidity perspective cash and debt continues to remain very strong and so from that perspective no, this transaction would not have any limitation going forward and that large point than we would look strategically more the questions on what we would want to do.
<Q — Joanne Wuensch>: Thank you. And congratulations.
<A>: Thank you.

<A — Arthur Collins>: Next question.
Operator: You have Tim Nelson with Piper Jaffray. Please go ahead.
<A — Arthur Collins>: Hi Tim.
<Q — Timothy Nelson>: Good morning. Congratulations again. Can you comment on the geographic expansion capability to this transaction brings to Kyphon. They are talking about Japan, where else is the big opportunity OUS to grow Kyphon faster.
<A — Richard Mott>: Let me start by answering that question. We continue to be excited about the progress we’re making in Japan with balloon Kyphoplasty. As you know or many of you know we have fully enrolled the clinical trial there and are in the follow-up period. We have a regulatory clinical team there on the ground that is working hard to make sure that we get this clinical trial done and done right and working with the Japanese Ministry of Health. But to be frank I am very excited about that team that Medtronic has in Japan. I think that the combination of these two organizations and the leverage that we are both going to get out of this two very rapidly launch the product technology in Japan. Quite frankly with the first mover advantage essentially no competition. I think it is just a tremendous synergy in this.
<A — Bill Hawkins>: And just one other comment. Today, if my understanding is correct, Kyphon has access to about 50 countries to make Medtronic is in over 120 countries. So, our global reach is already much further out than where Kyphon is. So they will be at I think an early on benefit being able to leverage that access to those other markets, the Kyphon isn’t today.
<A- Art Collins>: If we go back to the Sofamor Danek acquisition I think there are a number of similarities and one of which was in Sofamor Danek while outside the United States had a large percentage of the revenues inside the United States and plugging into Medtronic’s infrastructure not only helped them grew at a more rapid rate outside United States. There were tremendous synergies because you don’t have two infrastructures country-by-country which is part of the cost-synergy that we have planned.
<Q — Timothy Nelson>: Okay. And is there any other opportunities for Kyphon sales force to sell perhaps some of Medtronic’s interventional products to interventional radiologists?
<A>: We’re working Bill on that, that’s another exciting element of this. There’s a broad array of products that Medtronic has across their business and I am excited about the prospect of being able to assess those given the interventional radiology, community that we serve along with the biologic products that they have a very strong foundation in their business around.
<Q — Timothy Nelson>: Okay. Thanks.
<A — Arthur Collins>: Thank you. Next question.
Operator: We have Amit Bhalla of Citigroup. Please go ahead.
<Q — Amit Bhalla>: Hi. Thanks for taking the question. I just wanted to dive into Japan a little bit more. Could you give us a sense of how the resources in Japan right now on the Medtronic side and maybe a little update on timing again Rich. Thanks.
<A — William Hawkins>: Sure. This is Bill. Just quickly on the capabilities that we have in Japan. In Japan today is our single largest market outside of the US we have had a long-standing strong management team and distribution capability there. So, there will be as Rich mentioned I think some very immediate benefit of putting these businesses together and being able to access the distribution, the team that we have there already in place.

<A — Richard Mott>: I also just want to underscore, our team in Japan is just on a tremendous job of exercising our opportunity there and taking that success and then leveraging it further into the commercialization, this technology is going to be as I said, a neat opportunity. Amit, I think we continue to stand by our ‘09 commercialization. I think once we get through the clinical trial and work with the Japanese Ministry of Health, we will get to a commercialization point in ‘09 and, of course, you know that once that happens we have to get to the reimbursement challenge and get that established.
<Q — Amit Bhalla>: So the commentary in the prepared comment of next year’s Kyphon revenue of 700 — over 750 million doesn’t include in the Japan, that’s all potential upside, right?
<A>: That is correct.
<Q — Amit Bhalla>: Okay, thank you.
<A>: Next question.
Operator: We have Tao Levy with Deutsche Bank. Please go ahead.
<Q — Tao Levy>: Good morning. I was wondering maybe if you could comment a little bit on Kyphon sales force about size, the channels that go after predominantly and how that compares to the size of the Medtronic’s current spinal sales force? And also, Kyphon’s sales reps, are they direct reps owned by Kyphon?
<A — Richard Mott>: Yes. First of all, in the majority of the countries we serve, including the United States, all of our sales force are direct employees of Kyphon. We roughly have 450 worldwide sales representatives in the various countries, in the United States specifically. There is approximately 310 territories that are covered by our spine consultants and we have a pretty extensive management team that works with our sales team in the US. One of the things that when people talk about channel in the market, they maybe don’t give credit for underestimate of the value of. And that is the reimbursement team and the professional education team. We have very significant capabilities in those teams, as well in the field as they are deployed to work with our sales force to make sure that we have all of the skill sets necessary to get to the needs of our customers, clinicians, and their patients.
<A — Bill Hawkins>: Yes, from Medtronic’s point of side, we have in the US alone probably 700 people in the core spine business and we have a separate group focused on biologics that works alongside the core spine group and that’s the group that could work alongside the Kyphon as well to be able to leverage biologics through a broader customer base. So, we have a very strong US distribution, and again, when you put the 600, 700 people together with the Kyphon group, we have got over 1000 people here in the US.
<Q — Tao Levy>: Now is that — in terms of the focus of Kyphon’s sales reps, has that predominantly been in sort of for the — towards the interventional radiology or radiologists?
<A — Richard Mott>: Actually no, it is about one-third, one-third, one-third. There is a third of our customer base, which is orthopedic spine surgeons. A third of our customers are neuro spine surgeons, and then, a third are the interventional neuro radiologists and interventional radiologists. So it’s a pretty broad swath across the spine specialists treating these conditions in the ageing spine.
<Q — Tao Levy>: Do you expect Medtronic to continue having the spine and the neurosurgeon focus kept with Medtronic sales force, or do you — and then, have the Kyphon’s sale reps focus their entire efforts outside of that just given the relationships that Medtronic already has with the spine surgeons?

<A — Bill Hawkins>: No, we will keep the sales forces separate and the Kyphon sales force which sells, again, a different group of products for the different indications. We will continue to service their customers, which include, as Rich said, the orthopedic to the neurosurgeons in the interventional radiologists and neuro radiologists. And in Medtronic sales force we will continue to service some of the same customers but with a different product grouping.
<Q — Tao Levy>: Thanks just the last question. In the press release you talked about this $320 million payment related to the Disco-O-Tech. What is that about and also is that, if the transaction goes forward and closed, is that on top of the 3.9 billion?
<A — Gary Ellis>: Thanks. This is Gary. Basically what those amounts related to as you are aware of Kyphon with this acquisition of St. Francis, there are some additional contingent payments that are indicated there that will be accelerated with this transaction. And then Disco-O-Tech transaction which is yet to close and be finalized, there is some additional payments related to that. So the point is we are going to be in a situation that between now and the time of closing there will be additional payments that we have made out probably be incurred in debt or whatever from a Kyphon perspective. But it adds to our overall costs but debt right now is 350, but there will payments that will have to be made related to those acquisitions that will add to the overall costs. So, yes. In total from a cash perspective you need to add those to the $3.9 billion that we’re paying for Kyphon at this point.
<Q — Tao Levy>: Thank you. Congratulations.
<A — Gary Ellis>: Yes. Thank you. Why don’t we have one more question and we will end the call. Next question please.
Operator: And we have Larry Keusch with Goldman Sachs. Please go ahead.
<A — Richard Mott>: Hi Larry.
<Q — Larry Keusch>: Thanks very much guys congratulations.
<A — Richard Mott>: Thanks Larry.
<Q — Larry Keusch>: Couple of quick ones. First for Rich just in your reported quarter, high-tech sales in the US were up 13%. Can you talk about how you think about the growth of that market segment as you look for the next several years?
<A — Richard Mott>: We have talked before about the level of penetration in the market. There is still a tremendous patient population that exists in the United States and in two categories, one those that are vertebra compression fractures that are diagnosed that don’t get treated as well as those that are not diagnosed and we already have several initiatives in place this year to continue to expand awareness around the treatment options for those fractures. One other element of that is the ground that we are gaining right now on fractures caused by multiple myeloma and spinal metastasis, it’s just a tremendously under treated, unaware population of patients that could benefit significantly from this. I think these are areas that will continue to provide robust growth in the United States for this Kyphoplasty.
<Q — Larry Keusch>: Okay. So just I understand it, I get the OUS opportunities with Medtronic but how does Medtronic help in the US to grow those areas since the sales forces are going to be separate, etcetera?
<A — Richard Mott>: Well, I think from our perspective we have got a pretty strong momentum in the US and we are through this integration going to continue to grow the core type of plasty business through our sales team and through our organization as Bill has outlined here. I think the opportunity comes from the deep product portfolio and quite frankly the pipeline that both companies have to add products into these channels that will continue to benefit these customers. I think that we have significant revenue synergies that will come from that.
<A — Bill Hawkins>: Yes. And just to add one comment in terms of some of the capabilities that we think we will help to accelerate the adoption. And that is in our navigation technology as well as again some of the biologic capabilities and some of the complementary — but additional product we have around minimally invasive — we have the metric systems in some other systems that could be useful to Kyphon to help accelerate the adoption of Kyphoplasty.
<Q — Larry Keusch>: Okay. And then just for Art, since I have obviously known the company long enough to bunch of these acquisitions, in your prepared comment, you mentioned that the due diligence process, I think you sort of characterize is being deeper than anything you’ve done in the past and maybe you could just spend a moment to just talking little bit what was different here that you did versus some of the other due diligence processes?
<A>: What I said was I think it was the most complete. In every single aspect of this transaction whether one looks at the analysis of pipelines, current product line, it’s future product line, the intellectual property, the regulatory environment, the manufacturing capabilities of the organization, we put together and I think this was done on both sides, I think Rich would say this, a very extensive team with both internal and external experts. And I think I would comment it was on every single aspect of our two boards I know were very involved and spent a tremendous amount of time on number of different meetings reviewing this. And while we’ve done due diligence in the past and I think it’s been done well. We just notched it up on this particular transaction Larry.
<Q — Larry Keusch>: Okay, terrific. Thanks very much guys, I appreciate it.
<A>: Sure. Let me we are out of time. It’s 8:30 here in Minneapolis. I again want to underscore from Medtronic’s perspective comment that was made by Rich and also we made in our opening remarks, and that is when you look at this transaction, I firmly believe it makes good sense for both company shareholders. Secondly, I think it’s going to benefit the employees, the customers that we have and very importantly the patients that look to both Kyphon and Medtronic to provide better solutions. We are excited and we look forward to the time when we can close this transaction and go forward together. So, thank you everyone for joining us on short notice and we keep you up to date as we move forward.
Operator: Ladies and gentlemen, that does concluded the conference for today. Thank you for your participation and for using AT&T Executive Teleconference, you may now disconnect.